Exhibit 4.6

Amendment to Rights Agreement

This Amendment to the Rights Agreement between Lyondell Chemical Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), dated December 8, 1995 and as amended on August 22, 2002, January 1, 2003, December 1, 2005 and November 15, 2006 (the “Rights Agreement”) is hereby adopted as of July 16, 2007.

WHEREAS, the Company has entered into the Rights Agreement, as heretofore amended, specifying the terms of the Rights (as defined therein);

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement so long as the Rights are then redeemable, and Section 23 of the Rights Agreement provides that the Board of Directors of the Company may redeem the Rights at any time before a Person becomes an Acquiring Person;

WHEREAS, no Person is currently an Acquiring Person, and the Rights are currently redeemable;

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of July 16, 2007 (the “Merger Agreement”), by and among Basell AF, a Luxembourg entity (“Parent”), BIL Acquisition Holdings Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company;

WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interest of its stockholders to amend the Rights Agreement to enable the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby without causing Parent or any of its subsidiaries to become an “Acquiring Person” (as defined in the Rights Agreement).

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

SECTION 1.  DEFINITIONS.  Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

SECTION 2.  AMENDMENTS TO RIGHTS AGREEMENT.  The Rights Agreement is hereby amended as set forth in this Section 2.

(a)  The definition of “Acquiring Person” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Parent or Merger Sub or any Subsidiary, Affiliate or Associate of either of them shall be deemed to be an Acquiring Person, either individually or collectively, as a result of any or all of the Merger Events.”

(b)  The definition of “Distribution Date” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of any or all of the Merger Events.”

(c)  The definition of “Flip-In Event” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of the Merger Events shall be a Flip-In Event.”

(d)  The definition of “Flip-Over Event” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of the Merger Events shall be a Flip-Over Event.”

(e)  The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as the result of any or all of the Merger Events.”

(f)  The definition of “Expiration Date” in Section 1 of the Rights Agreement is amended to replace the words “and (iv)” with “, (iv)” and to add at the end thereof the words “and (v) the Effective Time (as such term is defined in the Merger Agreement) of the Merger (as such term is defined in the Merger Agreement).  The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Effective Time, which notice shall specify (i) that the Effective Time has occurred, and (ii) the date upon which the Rights established hereby expired and this Agreement terminated.”

(g)  The following definitions shall be added to Section 1 of the Rights Agreement:

“ “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of July 16, 2007 by and among Parent, Merger Sub and the Company. ”

“ “Merger Events” shall mean (i) the announcement of the Merger (as such term is defined in the Merger Agreement), (ii) the execution and delivery of the Merger Agreement,  (iii) the conversion of Common Equity into the right to receive the Merger Consideration (as such term is defined in the Merger Agreement) in accordance with Article II of the Merger Agreement or (iv) the consummation of the Merger or any other transaction contemplated by the Merger Agreement. ”

“ “Merger Sub” shall mean BIL Acquisition Holdings Limited, a Delaware corporation and a wholly owned subsidiary of Parent.”

“ “Parent” shall mean Basell AF, a Luxembourg entity.”

SECTION 3.  MISCELLANEOUS.

(a)  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

(b)  The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

(c)  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

(d)  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

LYONDELL CHEMICAL COMPANY

By:           /s/ T. Kevin DeNicola
Name:      T. Kevin DeNicola
Title:        Senior Vice President, Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:           /s/ Dennis V. Moccia
Name:      Dennis V. Moccia
Title:        Managing Director